Exhibit H

EXECUTION VERSION

SHARE CHARGE AGREEMENT (this “Charge”) is made as a deed on July 15, 2015.

BETWEEN:

(1)	TECHEDU LIMITED (the “Chargor”), a company with limited liability incorporated in the British Virgin Islands with its registered office at the offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, PO Box 146, Road Town, Tortola, the British Virgin Islands, the British Virgin Islands with registration number ***; and

(2)	TALENT WISE INVESTMENT LIMITED, an exempted company incorporated under the laws of Cayman Islands with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Security Agent”), acting in its capacity as security trustee for itself and Talent Fortune Investment Limited (collectively, the “Secured Parties”, and each a “Secured Party”).

RECITALS:

(A)	Pursuant to a convertible bond purchase agreement between the Secured Parties, Han Shaoyun, the Chargor and other parties thereto dated on or about the date of this Charge (the “Purchase Agreement” which expression shall include any amendments, supplements and variations thereto), the Security Agent has agreed to purchase a bond convertible into ordinary shares of the Chargor on the terms and conditions set out therein.

(B)	The Security Agent is willing to purchase the convertible bond as contemplated by the Purchase Agreement on the condition that the Chargor execute and deliver this Charge in favour of the Security Agent, charging its rights in respect of the Charged Assets (as defined below) to secure the obligations of the Obligors (as defined in the Purchase Agreement) under the Transaction Documents (as defined in the Purchase Agreement).

(C)	The Security Agent and the Chargor intend this Charge to take effect as a deed (even though the Security Agent only executes it under hand).

AGREEMENT:

SECTION 1

INTERPRETATION

1.1	Definitions.

In this Charge, terms defined and expressions construed or interpreted in the Purchase Agreement and used but not redefined herein shall have the meanings set out in the Purchase Agreement, mutatis mutandis, as if the same were set out in full in this Charge. In addition, unless the context otherwise requires, the following words and expressions shall have the meaning set out opposite them:

“Additional Charged Shares” has the meaning given to the term “Additional Charged Shares of Listco” in the Purchase Agreement.

“Charged Assets” means the Charged Shares and Derivative Assets and includes all rights, benefits and sums now or in the future accruing to the Chargor pursuant to or in connection with such Charged Shares and Derivative Assets.

“Charged Shares” means the Initial Charged Shares and the Additional Charged Shares (if any).

“Company” means Tarena International, Inc., a limited liability company organized and existing under the laws of Cayman Islands, whose shares are listed on the NASDAQ Global Select Market.

“Derivative Asset” means any Right deriving from or occurring to a holder of the Charged Shares, including:

(a)	any allotment, right, money or property arising from the Charged Shares by way of conversion, exchange, redemption, bonus, preference, option or otherwise;

(b)	any Distribution, interest or any other income arising from the Charged Shares; and

(c)	any stock, share and security offered in substitution of the Charged Shares.

“Distribution” means any dividend, distribution, money, interest or any other income received or receivable by the Chargor now or in the future arising from the Charged Shares, together with all Rights relating to any of them including all claims for damages and other remedies for non-payment of the same and all proceeds and forms of remittance in respect of the same and all rights and proceeds of the exercise of rights of set-off.

“Document” includes any transfer, renunciation, proxy, mandate, charge, mortgage, assignment, deed or any other document.

“Event of Default” has the meaning given to such expression in the Purchase Agreement.

“Initial Charged Shares” means the shares of the Company legally and beneficially owned by the Chargor as set forth in Schedule 1 (Particulars of the Initial Charged Shares).

“Insolvency Event” in relation to a person, means:

(a) any dissolution, liquidation, provisional liquidation or receivership of that person or the entering into by that person of a voluntary arrangement or scheme of arrangement with creditors;

(b) any analogous or similar procedure in any jurisdiction; or

(c) any other form of procedure relating to insolvency, reorganisation or dissolution in any jurisdiction.

“Receiver” means any person appointed to be a receiver pursuant to this Charge or applicable law.

“Rights” means any and all rights, benefits, powers, privileges, authorities, discretions and remedies (in each case, of any nature whatsoever).

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of any Obligor to any Secured Party under a Transaction Document.

“Security” means a mortgage, charge, encumbrance, lien, pledge, hypothecation, assignment by way of security, title retention or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

1.2	The following terms are defined in this Charge as follows:

Term	Section
“BVI Act”	Section 8(k)
“Charge”	Preamble
“Chargor”	Preamble
“Contractual Currency”	Section 17
“Payment Currency”	Section 17
“Proceeding”	Section 23.2
“Purchase Agreement”	Recitals
“Registrar of Corporate Affairs”	Section 8(m)
“Secured Party”	Preamble
“Security Agent”	Preamble
“Third Party Rights Law”	Section 10.6(b)

1.3 (a)	Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(b)	Headings are included for convenience only and shall not affect the construction of any provision of this Charge.

(c)	“Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(d)	References to “law” shall include all applicable laws, regulations, rules and orders of any governmental authority, securities exchange or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(e)	References to this Charge include the Schedule, which forms an integral part hereof. A reference to any Section or Schedule is, unless otherwise specified, to such Section of, or Schedule to, this Charge. The words “hereof,” “hereunder” and “hereto,” and words of like import, refer to this Charge as a whole and not to any particular Section hereof or Schedule hereto. A reference to any document (including this Charge) is to that document as amended, consolidated, supplemented, renovated or replaced from time to time.

(f)	If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day.

(g)	This Charge is drawn up in the English language. If this Charge is translated into any language other than English, the English language text shall prevail.

SECTION 2

COVENANT TO PAY

2.1	Covenant to Pay

The Chargor shall, as primary obligor and not only as a surety, on demand in writing made to it by the Security Agent, pay or discharge to the Security Agent all of the Secured Obligations when the same become due and payable in accordance with the Transaction Documents.

2.2	Demands

The making of one demand under this Charge will not preclude the Security Agent from making any further demand.

SECTION 3

CHARGE AND DEPOSIT DOCUMENTS

3.1	Charge

The Chargor as sole legal and beneficial owner of the Charged Assets, hereby charges the Charged Assets to the Security Agent, for the benefit of the Secured Parties, by way of first fixed charge as continuing security for the irrevocable and unconditional payment and discharge of the Secured Obligations.

3.2	Documents of Title

The Chargor shall forthwith on execution of this Charge (or, in the case of Clause 3.2(a), within fifteen (15) Business Days after the execution of this Charge) deliver to the Security Agent the following documents in respect of the Initial Charged Shares (in each case, in form and substance satisfactory to the Security Agent):

(a)	valid and duly issued share certificates (if any) or any other documents of title in respect of the Initial Charged Shares;

(b)	a duly executed instrument of transfer from the Chargor in the form set out in Schedule 3 (Form of Instrument of Transfer) in respect of the Initial Charged Shares but with the date and names of the transferees left blank; and

(c)	a duly executed instrument of proxy in the form set out in Schedule 4 (Form of Instrument of Proxy) from the Chargor with the date and names of appointees left blank.

3.3	Subsequent Charged Assets

Immediately after any Additional Charged Shares become subject to this Charge after the date hereof, the Chargor shall immediately deposit with the Security Agent the Documents as set forth in Section 3.2 above in respect of such Charged Assets.

SECTION 4

POWER OF ATTORNEY

The Chargor by way of security irrevocably appoints the Security Agent and any Receiver severally to be its attorney (with full power to appoint substitutes and to delegate), in its name and on its behalf, and as its act and deed:

(a)	at any time to:

(i)	execute, deliver and perfect any necessary Document (which shall include, without limitation, from time to time completing and dating any instrument of transfer referred to in Section 3.2(b) and any instrument of proxy referred to in Section 3.2(c)); or

(ii)	perform any act or otherwise,

which may be required of the Chargor under this Charge or deemed by such attorney necessary for any purpose of this Charge or to enhance or perfect the Security intended to be constituted by this Charge; or

(b)	at any time after this Charge becomes enforceable, to transfer legal ownership of any Charged Asset, and the Chargor shall ratify and confirm all acts and things done by the Security Agent or any Receiver, any substitute or delegate in the exercise of this power of attorney, provided that the powers conferred on the Security Agent or any Receiver pursuant to this Section 4 shall only be exercisable by the Security Agent or any such Receiver upon or after occurrence of an Event of Default.

SECTION 5

VOTING RIGHTS AND DISTRIBUTIONS

5.1	Prior to Charge becoming enforceable

At any time before this Charge becomes enforceable:

(a)	all voting rights and (if applicable) any right to nominate or remove a director attaching to the Charged Assets shall continue to be exercised by the Chargor, and the Chargor shall not permit any person other than the Chargor or the Security Agent to be registered as holder of the Charged Assets or any part thereof; and

(b)	all cash Distributions and other monies payable in respect of the Charged Assets shall be retained by the Chargor,

provided always that (i) the Chargor shall not exercise any of the above rights in a way which may prejudice the value of or vary any Right attached to or conferred by the Charged Assets or otherwise impair the value of or jeopardise this Charge and (ii) any shares of the Company issued as a Distribution to the Chargor shall be automatically and immediately become subject to this Charge, and any dividend or other payment made as a Distribution shall be subject to the terms of the Purchase Agreement.

5.2	After Charge becoming enforceable

At any time after this Charge has become enforceable:

(a)	the Security Agent shall have the right to (at its sole discretion, in the name of the Chargor or otherwise and without notice to, or any further consent or authority from, the Chargor):

(i)	date and complete the transfer forms or transfer documents referred to in Section 3.2 (Documents of Title) and cause the Charged Assets to be registered in its name, the name of its nominee or any other party as permitted pursuant to this Charge, and receive and retain any Distributions;

(ii)	exercise (or refrain from exercising) voting and all other Rights attaching to the Charged Assets;

(iii)	exercise (or refrain from exercising) any Right of a legal owner of the Charged Assets, including the right to participate in:

(1)	any reconstruction, amalgamation, sale or other disposal of the Company or any of its assets or undertakings (including any exchange, conversion or reissue of any shares or securities as a consequence thereof),

(2)	any realisation, modification or variation of any Right or Secured Obligation attaching to any shares or securities of the Company, and

(3)	any exercise, renunciation or assignment of any Right to subscribe for any shares or securities of the Company,

in each case in such manner and on such terms as it may think fit;

(b)	the Chargor shall pay (i) all Distributions and all other Derivative Assets to the Security Agent and (ii) segregate any Distribution or any other Derivative Asset to be received by the Chargor from any other property of the Chargor and hold such Distribution and any other Derivative Asset on trust for the Security Agent;

(c)	the Chargor shall procure that all voting and other Rights relating to the Charged Assets are exercised in accordance with such instruction as may from time to time be given to the Chargor by the Security Agent, and the Chargor shall deliver to the Security Agent such form of proxy or other appropriate form of authorization as may from time to time be required by the Security Agent to enable the Security Agent to exercise such voting and other Rights; and

(d)	the Chargor shall accept short notice for and attend any meeting of the holders of any Charged Assets, appoint proxies and exercise voting and other rights and powers exercisable by the holders of the Charged Assets as the Security Agent may direct from time to time.

5.3	Information

If the Chargor receives a balance sheet, profit and loss account or any other statement, notice, report, or circular in respect of the Charged Assets sent or delivered by the Company or any other person, it shall promptly deliver a copy to the Security Agent.

SECTION 6

CONTINUING SECURITY

6.1	This Charge shall be a continuing security notwithstanding any intermediate payment or settlement of accounts or other matters whatsoever and shall remain in force unless and until discharged in writing by the Security Agent following the full and valid payment or discharge of the Secured Obligations.

6.2	Any discharge referred to in Section 6.1 and any composition or arrangement which the Chargor may effect with the Security Agent shall be deemed to be made subject to the express condition that it shall be void if any payment or security which the Security Agent may have received or may receive from any person in respect of the Secured Obligations is avoided, invalidated or set aside or if any order is made in respect thereof under any enactment relating to insolvency.

SECTION 7

REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties

On the date of this Charge and each date the representations and warranties of the Chargor are repeated in accordance with this Agreement, the Chargor represents and warrants to the Security Agent that:

(a)	the Chargor has been duly incorporated and organized and is validly existing and in good standing in its jurisdiction of incorporation;

(b)	this Charge has been duly authorised and properly executed by the Chargor and the Chargor has taken all necessary action to authorise, execute and deliver this Charge which is valid and binding upon it and enforceable in accordance with its terms;

(c)	the Chargor is the sole legal and beneficial owner of the Charged Assets, subject only to the terms of this Charge;

(d)	no Security (except for the security constituted by this Charge or any other security created with prior consent in writing of the Security Agent) exists on, over or with respect to any of the Charged Assets;

(e)	the Initial Shares represent all the shares issued by the Company registered in the name of the Chargor;

(f)	the register of members of the Company is located and maintained at the the offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands;

(g)	the Chargor has not sold, transferred, lent, assigned, parted with its interest in, disposed of, granted any option in respect of or otherwise dealt with any of its Rights, title and interest in or to the Charged Assets or any part of them, or agreed to do any of the foregoing (other than pursuant to this Charge or any other Transaction Document);

(h)	the Charged Shares are duly authorized, validly issued and fully paid up, and there are no monies or liabilities outstanding in respect of the Charged Assets;

(i)	no director of the Company is appointed by the Chargor;

(j)	this Charge and the obligations of the Chargor hereunder are and will be valid, legal, binding and enforceable and (save as set out in the constitutional documents of the Company and the Purchase Agreement) there is no restriction on the creation or enforcement of any Security over the Charged Assets in accordance with this Charge or any other Transaction Document; and

(k)	the execution, delivery and performance of this Agreement by the Chargor will not:

(a)	breach or constitute a default under any provision of the memorandum and articles of association or equivalent charter documents of the Chargor;

(b)	conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any agreement to which the Chargor is a party or by which the Chargor is bound;

(c)	violate any court order, judgment, injunction, award, decree or writ against, or binding upon, the Chargor or upon its securities, properties or business; or

(d)	result in violation or breach of or default under any law.

7.2	Times for making Representations and Warranties

The representations and warranties made in Section 7.1 above are made on the date of this Charge and shall be deemed to be repeated by the Chargor on each date on which the representations and warranties contained in the Purchase Agreement are made or are deemed to be made with reference to the facts and circumstances then existing.

SECTION 8

COVENANTS

The Chargor covenants with the Security Agent for the benefit of the Secured Parties that it shall at all times during the subsistence of this Charge:

(a)	procure that the register of members of the Company is located and maintained at the offices of Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands;

(b)	not sell, transfer, alienate or deal with the Charged Assets or any interest in any of the Charged Assets or attempt or agree to do so, except pursuant to this Charge or the Transaction Documents;

(c)	not create or agree to create or permit to arise or subsist any Security (except for the security constituted by this Charge or any other security created with prior consent in writing of the Security Agent) on, over or with respect to any of the Charged Assets;

(d)	not cause or permit any of the Charged Assets to be consolidated, sub-divided or converted and shall take such action as the Security Agent may direct in respect of any proposed compromise, arrangement, capital organisation, conversion, exchange, repayment or takeover offer affecting any of the Charged Assets or any proposal to vary or abrogate any rights attaching to any of the Charged Assets;

(e)	promptly pay to the Company any calls on any Charged Assets which are not fully paid up, and if it defaults on this obligation, the Security Agent may (but shall not be obliged to) do so on behalf of the Chargor (and any amount so expended shall be recoverable by the Security Agent under Section 16 (Expenses and Indemnity));

(f)	comply with the terms of the Purchase Agreement and any other Transaction Document (including not paying dividends or other Distributions without the Security Agent’s consent);

(g)	not waive, release, settle, compromise, abandon or set-off any claim or liability of any person in connection with the Charged Assets;

(h)	forward to the Security Agent any notices, reports, accounts, circulars and other documents relating to the Charged Assets as soon as they are received;

(i)	refrain from exercising any of its Rights in a manner which would jeopardise or would otherwise in any way impair the Security created under this Charge (including the value, validity or enforceability of the security created under this Charge);

(j)	procure that its Affiliates will not resolve to do anything (whether an act or omission) which would jeopardise or would otherwise in any way impair the Security created under this Charge (including the value, validity or enforceability of the security created under this Charge);

(k)	immediately after the execution of this Charge, the Chargor shall instruct its registered agent to create and maintain a register of charges in accordance with section 162 of the BVI Business Companies Act, 2004 of the British Virgin Islands, as amended (the “BVI Act”), to the extent this has not already been done;

(l)	enter particulars of the security created pursuant to this Charge in such Register of Charges and no later than fifteen (15) days after the date of this Charge, provide the Security Agent with a certified true copy of the updated Register of Charges;

(m)	effect registration, or assist the Security Agent in effecting registration, of this Charge with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar of Corporate Affairs”) pursuant to section 163 of the BVI Act by making the required filing, or assisting the Security Agent in making the required filing, in the approved form with the Registrar of Corporate Affairs and (if applicable) provide confirmation in writing to the Security Agent within ten (10) days after execution of this Charge that such filing has been made; and

(n)	within thirty (30) days from and including the date of execution of this Charge, the Chargor shall deliver or procure to be delivered to the Security Agent the certificate of registration of charge issued by the Registry and a stamped copy of the description of the security created pursuant to this Charge.

SECTION 9

ENFORCEMENT OF CHARGE AND POWERS OF THE SECURITY AGENT

9.1	Security Enforceable

This Charge and the Security constituted by this Charge shall immediately become enforceable upon and after the occurrence of an Event of Default.

9.2	Power of Sale

The Security Agent may, at any time after this Charge becomes enforceable, sell or otherwise dispose of all the title to and interest in the Charged Assets or (as it may elect and without prejudice to any later exercise of this power) the whole or any part of the Charged Assets for such consideration (which may comprise or include shares or debentures), upon such terms and conditions as the Security Agent may in its absolute discretion think fit and in accordance with applicable laws.

9.3	Application of Monies

All monies received by the Security Agent on the realisation or enforcement of this Charge may be applied by the Security Agent:

(a)	first in payment or satisfaction of the expenses related to enforcement of this Charge (including without limitation the fees and expenses of the Receiver);

(b)	secondly, in repayment and discharge of the Secured Obligations;

(c)	thirdly, in payment of the balance (if any) to the Chargor or any other person entitled to it as directed by a court of competent jurisdiction.

9.4	Exercise of Power

In exercise of its powers hereunder, the Security Agent shall be the agent of the Chargor for all purposes and, subject to the law of any applicable jurisdiction, the Chargor shall be responsible for those contracts, engagements, acts, omissions, defaults, losses and liabilities incurred absent gross negligence or willful misconduct by the Security Agent in the exercise of such powers as determined by a final nonappealable judgement by a court of competent jurisdiction.

9.5	Protection of Third Parties

No person dealing with the Security Agent or its brokers or agents, shall be concerned to enquire whether this Charge has become enforceable, whether any power exercised or purported to be exercised has become exercisable, whether any Secured Obligation remains due, as to the necessity or expediency of any terms subject to which any sale or other disposal of any Charged Assets shall be made, or otherwise be concerned as to the propriety or regularity of any sale or other disposal of any Charged Asset, or to see to the application of any money paid to the Security Agent, its brokers or agents, and such dealings shall be deemed to be within the powers hereby conferred and to be valid accordingly.

SECTION 10

APPOINTMENT AND RIGHTS OF RECEIVER

10.1	Appointment of Receiver

At any time after this Charge becomes enforceable (whether or not the Security Agent has taken possession of the Charged Assets), without any prior notice to the Chargor, the Security Agent may, by deed, or otherwise in writing signed by any officer or manager of the Security Agent or any person authorised for this purpose by the Security Agent, appoint one or more persons to be a Receiver or Receivers. The Security Agent may similarly remove any Receiver and appoint any person to replace any Receiver. If the Security Agent appoints more than one person as Receiver, the Security Agent may give such Receivers power to act either jointly or severally.

10.2	Scope of Appointment

A Receiver may be appointed as receiver of all of the Charged Assets or part of them specified in the appointment. In the latter case, the rights conferred on a Receiver as set out in Schedule 2 (Rights of Receivers) shall have effect as though every reference in that Schedule to the Charged Assets were a reference to the part of the Charged Assets so specified or any part of them.

10.3	Rights of Receivers

Each Receiver appointed pursuant to this Section 10 shall have the rights, powers, discretions, privileges and immunities conferred on a receiver by law as supplemented and/or extended by this Charge and shall also have the powers and rights set out in Schedule 2 (Rights of Receivers), all of which powers and rights are exercisable without further notice.

10.4	Agent of Chargor

Each Receiver shall be an agent of the Chargor for all purposes. The Chargor shall be responsible for such Receiver’s contracts, engagements, acts, omissions, defaults, losses and liabilities.

10.5	Remuneration

The Security Agent may determine the remuneration of each Receiver and direct payment of that remuneration out of monies received by such Receiver. The Chargor shall be liable for the remuneration and all other costs, losses, liabilities and expenses of such Receiver.

10.6	Third Party Rights

(a)	Each Receiver has the right under the Contracts (Rights of Third Parties) Law, 2014, as amended, modified, re-enacted or replaced (the “Third Party Rights Law”), to enforce, in its own right, its rights under this Charge subject to and in accordance with the provisions of the Third Party Rights Law.

(b)	Notwithstanding any other term of this Charge, consent of any person who is not a party to this Charge (including, without limitation, any Receiver) shall not be required for any amendment to, or variation, release, rescission or termination of this Charge.

SECTION 11

FURTHER ASSURANCE

The Chargor shall at any time and from time to time, if reasonably required by the Security Agent, promptly sign, seal, deliver and complete all necessary Documents, give such instructions or directions as the Security Agent may reasonably require relating to any Charged Asset and do all acts and things which the Security Agent may reasonably require for perfecting or improving its title to and Security created under this Charge over any Charged Asset or (upon and after the ocurrence and during the continuance of an Event of Default) vesting or enabling it to vest any Charged Assets in itself or its nominee or in any purchaser or to facilitate a sale or disposal of any Charged Asset or exercise of any Right attaching to any Charged Asset hereby conferred on the Security Agent, such Documents (if any), to be prepared by or on behalf of the Security Agent at the cost of the Chargor and to be in such form as the Security Agent may reasonably require.

SECTION 12

ADDITIONAL OR FUTURE SECURITY

12.1	Charge in addition to Other Security

This Charge is in addition to and independent of and shall not affect (or be affected by) any guarantees, indemnities or Security whatsoever which the Security Agent or any other Secured Party may hold now or hereafter for any part of the Secured Obligations and may be enforced without first having recourse to and shall not prejudice or merge with any such guarantee, indemnity or Security.

12.2	New Account

Without prejudice to Section 8(c), if the Security Agent receives or is deemed to have received notice of (i) any Security in relation to the Chargor affecting any Charged Assets or (ii) any Insolvency Event in relation to the Chargor:

(a)	the Security Agent may open a new account in the name of the Chargor and, if it does not, it shall be deemed to have done so at the time it received or is deemed to have received such notice; and

(b)	all payments received by the Security Agent from the Chargor or any other person in respect of the Secured Liabilities after the Security Agent receives such notice shall be credited, or deemed to have been credited, to the new account and shall not operate to reduce the amount of the Secured Liabilities at the time the Security Agent received such notice.

SECTION 13

EXCULSION OF SECURITY AGENT’S LIABILITY, RECEIVER AND DELEGATE

13.1	Possession

If the Security Agent, any Receiver or any delegate of any of them takes possession of any of the Charged Assets, it or he may at any time relinquish possession.

13.2	Exclusion of Security Agent’s Liability

(a)	Neither the Security Agent nor any Receiver or delegate of any of them shall (either by reason of taking possession of the Charged Assets or for any other reason and whether as mortgagee in possession or otherwise) be liable to the Chargor or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Charged Assets or from any act, default, omission or misconduct of the Security Agent, any Receiver, any delegate of any of them or their respective officers, employees or agents in relation to the Charged Assets or in connection with this Charge or any other Transaction Document except to the extent caused by its or his own gross negligence or wilful misconduct as determined by a final nonappealable judgement by a court of competent jurisdiction.

(b)	Nothing in this Charge shall be construed as placing on the Security Agent any liability whatsoever in respect of any calls, instalments or other payments relating to any of the Charged Assets or any rights, shares or any rights, shares or other securities accruing, offered or arising as aforesaid, and the Chargor shall indemnify the Security Agent in respect of all calls, instalments or other payments relating to any of the Charged Assets owned by it and to any rights, shares and other securities accruing, offered or arising as aforesaid in respect of any of the Charged Assets.

SECTION 14

WAIVER FORBEARANCE CUMULATIVE REMEDIES AND PARTIAL INVALIDITY

14.1	Waiver, Forbearance and Cumulative Remedies

No failure to exercise and no delay on the part of the Security Agent in exercising any right, remedy, power or privilege under this Charge and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise of it or the exercise of any other right, remedy, power or privilege. The rights and remedies provided in this Charge are cumulative and not exclusive of any rights or remedies provided by law or under the Transaction Documents.

14.2	Partial Invalidity

If any provision of this Charge is illegal, invalid or unenforceable the other provisions and the remainder of the affected provision shall continue to be valid.

14.3	Waiver of Defences

Neither the obligations of the Chargor under this Charge nor the Security and the Rights conferred on the Security Agent by this Charge or by law shall be discharged, impaired or otherwise affected by reason of:

(a)	any Insolvency Event in relation to any Obligor or any other person or any change in the status, function, control or ownership of any Obligor or any other person;

(b)	any of the Secured Obligations or any other Security which the Security Agent or any other Secured Party may have in respect of the Secured Obligations or any of them being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)	any time or other indulgence being granted to or agreed with any Obligor or any other person with regard to the Secured Obligations or any of them or with regard to any other security which the Security Agent or the other Secured Party may have in respect of the Secured Obligations or any of them;

(d)	any release of or amendment to any Security, guarantee or indemnity;

(e)	any total or partial failure to take or perfect any Security which is offered or proposed to be taken in respect of the Secured Obligations or any of them;

(f)	any total or partial failure to realise the value of, or any release, discharge, exchange or substitution of, any Security, guarantee or indemnity which the Security Agent or the other Secured Party may have in respect of the Secured Obligations or any of them; or

(g)	any other act, event or omission which might operate to discharge, impair or otherwise affect the obligations of an Obligor, the security created under this Charge or any Right conferred on the Security Agent by this Charge or by law.

SECTION 15

VARIATION OF TERMS

No variation, deletion, replacement of or supplement to this Charge or any of its terms shall be effective unless made in writing and signed by or on behalf of the Security Agent and the Chargor.

SECTION 16

EXPENSES AND INDEMNITY

The Chargor shall indemnify and save harmless the Security Agent, each Receiver and each agent or attorney appointed under or pursuant to this Charge from and against any and all expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges suffered, incurred or made by the Security Agent, such Receiver or such agent or attorney:

(a)	in exercise or purported exercise of any Rights vested in it pursuant to this Charge;

(b)	in preservation or enforcement of its Rights under this Charge or the priority thereof; or

(c)	on release of any part of the Charged Assets from the Security created by this Charge,

and the Security Agent, the Receiver or such agent or attorney may retain and pay all sums in respect of the same out of money received under the powers conferred on it by this Charge. All amounts recoverable by the Security Agent, such Receiver or such agent or attorney or any of them shall be recoverable on a full indemnity basis.

SECTION 17

CURRENCY INDEMNITY

If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Chargor or for any other reason (including any Insolvency Event in relation to the Chargor), any payment under or in connection with this Charge is made or falls to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Charge (the “Contractual Currency”), to the extent that the amount of such payment actually received by the Security Agent when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Charge, the Chargor, as a separate and independent obligation, shall indemnify and hold harmless the Security Agent against the amount of such shortfall. For the purposes of this section, “rate of exchange” means the rate at which the Security Agent is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

SECTION 18

STAMP DUTY AND TAX

The Chargor shall pay promptly, and in any event before any penalty becomes payable, all stamp duties and taxes, if any, payable in connection with the entry into, performance, enforcement or admissibility in evidence of this Charge or any other document referred to in this Charge, and shall indemnify the Security Agent against any liability with respect to, or resulting from any delay in paying or omission to pay, any such stamp duties or taxes.

SECTION 19

DISCHARGE, RELEASE AND AVOIDANCE

19.1	Any settlement or discharge between any Secured Party and the Chargor in respect of the Secured Obligations shall be subject to the condition that no security or payment to any Secured Party by the Chargor or any other person shall be avoided or reduced by virtue of any provisions or enactments relating to insolvency or otherwise. If any such security or payment shall be so avoided or reduced, the Security Agent or such Secured Party shall nevertheless be entitled to recover the value or amount thereof subsequently from the Chargor and to exercise its rights under this Charge as if such settlement or discharge had not been effected.

19.2	If all of the Secured Obligations have been unconditionally and irrevocably paid and discharged in full, and no Secured Party is under any further obligation to provide financial accommodation to the Chargor under the terms of any Transaction Document, the Security Agent shall, at the request and cost of the Chargor, execute such documents and do all such reasonable acts as may be necessary to release, reassign or discharge (as appropriate) the Charged Assets from this Charge, in each case subject to Section 6.2 (Continuing Security) and Section 19.1 above and without recourse to, or any representation or warranty by, the Security Agent or any its nominees.

19.3	If all or part of the Additional Charged Shares shall be released pursuant to Clause 8.3 of the Purchase Agreement, the Security Agent shall, at the request and cost of the Chargor, release, reassign or discharge (as appropriate) such Additional Charged Shares pursuant to Clause 8.3 of the Purchase Agreement, and the Derivate Assets in relation to such Additional Charged Shares (but in any event not the security constituted by this Charge over the Initial Charged Shares or any other part of the Charged Assets), in accordance with and subject to the provisions of Clause 8.3 of the Purchase Agreement, and return to the Chargor all documents delivered to the Security Agent pursuant to Clause 3.3 (Subsequent Charged Assets) with respect to such Additional Charged Shares being released pursuant to Clause 8.3 of the Purchase Agreement (to the extent not otherwise previously sold, assigned or otherwise disposed of or applied and (in the case of any such document delivered pursuant to Section 3.3) not put into effect in accordance with this Charge), in each case subject to Section 6.2 (Continuing Security) and Section 19.1 above and without recourse to, or any representation or warranty by, the Security Agent or any its nominees.

SECTION 20

TRANSFER, DELEGATION, DETERMINATION AND DISCLOSURE

20.1	No Assignment or Transfer by Chargor

The Chargor shall not assign or transfer any of its Rights or obligations under this Charge.

20.2	Security Agent’s Right to Assign or Transfer

The Security Agent may at any time transfer or assign all or any part of its rights and obligations (as applicable) under this Charge to any person to whom it may assign or transfer any or all of its rights and obligations in accordance with the terms of the Purchase Agreement.

20.3	Security Agent’s Right to Delegate

The Security Agent or a Receiver may delegate in any manner to any person any Right which is for the time being exercisable by the Security Agent or such Receiver under this Charge. Any such delegation may be made upon such terms and conditions as the Security Agent or such Receiver may think fit.

20.4	Determination and Discretion

Any Right which may be exercised by the Security Agent, any Receiver or any delegate under this Charge, or any determination which the Security Agent, a Receiver or a delegate may make under this Charge, may be exercised or made in its absolute discretion.

20.5	Disclosure of Information

Section 6 (Confidentiality) of the Purchase Agreement is incorporated into this Charge as though it was set out in full in this Charge with all necessary modifications to references to the Parties.

SECTION 21

NOTICES

21.1	Notices.

Each notice, demand or other communication given or made under this Charge shall be in writing in English and delivered or sent to the relevant Party at its address or fax number as set out below (or such other address or fax number as the addressee has by five (5) Business Days’ prior written notice specified to the other Parties). Any notice, demand or other communication given or made by letter between countries shall be delivered by international commercial overnight delivery service or courier (such as Federal Express or DHL). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered, (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party; (b) if sent by post within the same country, on the third (3rd) Business Day following posting, and if sent by post to another country, on the seventh (7th) Business Day following posting; and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch.

21.2	Addresses and Fax Numbers.

The initial address and facsimile for each Party for the purposes of this Agreement are:

if to the Security Agent :	with a copy to (which shall not constitute notice):

c/o KKR Asia Limited Level 56, Cheung Kong Center 2 Queen’s Road Central, Hong Kong Facsimile: (852) 2219-3000 Attention: Julian J. Wolhardt and Lane Zhao	Paul, Weiss, Rifkind, Wharton & Garrison 12th Floor, Hong Kong Club Building 3A Chater Road, Central Hong Kong Facsimile: (852) 2840-4300 Attention: John E. Lange

if to the Chargor:	with a copy to (which shall not constitute notice):

c/o Tarena International, Inc.

Address: Suite 10017, Building E, Zhongkun Plaza, A18 Bei San Huan West Road, Haidian District Beijing 100098,

People’s Republic of China

Facsimile: +8610-6211-0873

Attention: Mr. Shaoyun Han

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark,

15 Queen’s Road Central, Hong Kong

Fax Number: (852) 3910-4863 / (852) 3910-4891

Email: Julie.Gao@skadden.com / Will.Cai@skadden.com

Attention: Julie Z. Gao / Will H. Cai

SECTION 22

COUNTERPARTS

This Charge may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single document.

SECTION 23

GOVERNING LAW AND JURISDICTION

23.1	Governing Law

This Charge shall be governed by and construed in accordance with Cayman Islands law.

23.2	Jurisdiction

For the benefit of the Security Agent, the Chargor irrevocably agrees that, subject to this Section 23, the courts of Cayman Islands are to have jurisdiction to settle any disputes which may arise out of or in connection with this Charge and that accordingly any proceedings (referred to in this Section as “Proceedings”) arising out of or in connection with this Charge may be brought in such courts and the Chargor irrevocably submits to the exclusive jurisdiction of such courts.

23.3	Waiver of Objection

The Chargor irrevocably waives any objection which it may at any time have to the laying of the venue of any Proceedings in any court referred to in this Section 23 and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any such Proceedings brought in such courts shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

23.4	Right of Security Agent to Commence Proceedings

Nothing in this Section 23 shall limit the right of the Security Agent to take Proceedings against the Chargor in any court of competent jurisdiction nor shall the taking of Proceedings by the Security Agent against the Chargor in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction whether concurrently or not.

23.5	Service of Process

Without prejudice to any other mode of service allowed under applicable law, within 30 Business Days from the date hereof (or such longer period the Security Agent and the Chargor may agree), the Chargor shall appoint Walkers or its Affiliate (or such other service agent the Security Agent and the Chargor may agree), as its agent for service of process in relation to any Proceedings before Cayman courts in connection with this Charge. Such appointment shall not be revoked prior to the release, reassign or discharge (as appropriate) of the Charged Assets from this Charge.

(Remainder of Page Intentionally Left Blank)

Schedule 1

Particulars of the Initial Charged Shares

Name of Chargor	No. of Shares in the Company	Certificate Number
Techedu Limited	2,000,000 Class A ordinary shares	38

Schedule 2

Rights of Receiver

Any Receiver appointed pursuant to Section 10 (Appointment and rights of Receivers) shall have the right, either in its own name or in the name of the Chargor or otherwise and in such manner and upon such terms and conditions as the Receiver thinks fit, and either alone or jointly with any other person:

(a)	Enter into possession

to take possession of, get in and collect the Charged Assets and for that purpose to take any legal proceedings and to hold, process and enjoy the Charged Assets, and to require payment to it of all Distributions including, to complete any instruments of transfer and to procure the transfer of the Charged Shares into the name of the Security Agent or its nominee and, if necessary, take possession of and collect the share certificates and/or other documents of title relating to the Charged Shares, in each case, at the cost and risk of the Chargor;

(b)	Deal with Charged Assets

to sell, transfer, assign, exchange or otherwise dispose of or realise the Charged Assets to any person either by public offer or auction, tender or private contract and for a consideration of any kind (which may be payable or delivered in one amount or by instalments spread over a period or deferred);

(c)	Borrow money

to borrow or raise money either unsecured or on the security of the Charged Assets (either in priority to this Charge or otherwise);

(d)	Rights of ownership

to exercise and do (or permit the Chargor or any nominee of it to exercise and do) all such rights and things as the Security Agent would be capable of exercising or doing if it were the absolute beneficial owner of the Charged Assets;

(e)	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person relating to the Charged Assets;

(f)	Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Assets or any business of any Chargor;

(g)	Redemption of Security

to redeem any Security (whether or not having priority to this Charge) over the Charged Assets and to settle the accounts of any person with an interest in the Charged Assets;

(h)	Spend money

in the exercise of any of the above powers, to spend such sums as it may think fit and the Chargor shall forthwith on demand repay to the Security Agent or the Receiver (as the case may be) all sums so spent together with interest on those sums at such rates as the Security Agent may from time to time determine from the time they are paid or incurred and until repayment those sums (together with such interest) shall be secured by this Charge; and

(i)	Other powers

to do anything else it may think fit for the realisation of the Charged Assets or incidental to the exercise of any of the rights conferred on the Receiver under or by virtue of any Transaction Document to which the Chargor is party and any applicable law.

Schedule 3

Form of Instrument of Transfer

INSTRUMENT OF TRANSFER OF SHARES IN

Tarena International, Inc.

(the “Company”)

The Undersigned, Techedu Limited (the “Transferor”), for value received, does hereby transfer to             (the “Transferee”), the 2,000,000 Class A ordinary shares standing in its name in the Company (the “Shares”).

Signed by the Transferor

By
Director
For and on behalf of [•]
Dated this day of

Signed by the Transferee

By
Director
For and on behalf of [•]
Dated this day of

Schedule 4

Form of Instrument of Proxy

To:	The Board of Directors

Tarena International, Inc.

(the “Company”)

Instrument of Proxy

Tarena International, Inc. - Annual General Meetings and Extraordinary General Meetings

We, Techedu Limited of Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands, being the registered holder of 2,000,000 Class A ordinary shares, par value US$0.001 per share, of the Company (“Class A Ordinary Shares”), hereby appoint Mr./Ms.             of             as our proxy, to vote for us and on our behalf, with respect to such 2,000,000 Class A Ordinary Shares only, at any Annual General Meeting or Extraordinary General Meeting of the Company to be held on             and at any adjournment thereof.

We also agree to any of the aforesaid Meetings being held notwithstanding that the required period of notice has not been given.

Signed this             day of             , 201        .

}	Techedu Limited

Name: Title:

(Execution Page)

In Witness Whereof the parties have executed and delivered this Charge as a deed on the day and year first above written.

Executed and delivered as a Deed

Chargor

Executed and delivered as a deed for and on behalf of Techedu Limited by: Shaoyun Han

/s/ Shaoyun Han Director

Security Agent

Signed for and on behalf of Talent Wise Investment Limited by: William J. Janetschek

/s/ William J. Janetschek Director

SHARE CHARGE AGREEMENT

between

TECHEDU LIMITED

and

TALENT WISE INVESTMENT LIMITED

Dated July 15, 2015

Paul, Weiss, Rifkind, Wharton & Garrison

Solicitors and International Lawyers

12th Floor, Hong Kong Club Building

3A Chater Road

Central

Hong Kong

SCHEDULES

SCHEDULE 1	PARTICULARS OF THE INITIAL CHARGED SHARES

SCHEDULE 2	RIGHTS OF RECEIVER

SCHEDULE 3	FORM OF INSTRUMENT OF TRANSFER

SCHEDULE 4	FORM OF INSTRUMENT OF PROXY